Exhibit 99.1

New York Community Bancorp, Inc. Reports 1st Quarter 2008 Diluted Cash Earnings Per Share of $0.25(1) and Diluted GAAP and Operating Earnings Per Share of $0.22(2)

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

1Q 2008 Performance Highlights

  Solid Earnings Growth: Earnings rose nearly 12% year-over-year and more than 7% linked-quarter; cash earnings rose more than 16% year-over-year.(1)
  Consistently Solid Asset Quality: Non-performing assets declined $3.3 million year-over-year and $660,000 linked-quarter, to $22.2 million, and represented 0.07% of total assets at March 31, 2008.
  Net Interest Margin Expansion: Our margin expanded nine basis points year-over-year and five basis points linked-quarter, to 2.41%.
  Strong Loan Production at Higher Spreads: Loan originations totaled $1.4 billion during the quarter, including $707.6 million of multi-family loans. During the quarter, the average yield on new multi-family and commercial real estate loans was 302 basis points higher than the average five-year Constant Maturity Treasury rate.
  Continued Efficiency: Our efficiency ratio was 41.49% in the current first quarter, as compared to 45.24% and 40.73% in the trailing and year-earlier three months.
  Tangible Capital Strength: The ratio of adjusted tangible stockholders’ equity to adjusted tangible assets was 5.78% at the close of the quarter. Including mark-to-market securities adjustments, the ratio of tangible stockholders’ equity to tangible assets was 5.70%.(3)

WESTBURY, N.Y.--(BUSINESS WIRE)--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported first quarter 2008 GAAP earnings of $72.4 million, representing a $5.0 million, or 7.4%, linked-quarter increase and a year-over-year increase of $7.6 million, or 11.7%. At $0.22 per diluted share, the Company’s first quarter 2008 earnings were $0.01 higher than the trailing-quarter level and consistent with the level recorded in the first quarter of 2007.

The Company also reported operating earnings of $70.2 million, or $0.22 per diluted share, for the current first quarter, and cash earnings of $81.7 million, or $0.25 per diluted share.(1)(2)

Commenting on the highlights of the Company’s first quarter 2008 performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “Consistent with the performance trends we witnessed in 2007, we are seeing solid asset quality, expanding margins, and continued growth in earnings, while our loans and deposits increase, thus supporting asset growth.

“At 2.41%, our first quarter margin was up nine basis points year-over-year and five basis points, linked-quarter. The twelve-month expansion was driven by a $1.8 billion increase in our average interest-earning assets, together with an eight-basis point rise in the average yield and a four-basis point reduction in our average cost of funds. The linked-quarter expansion was driven by two primary factors: an eight-basis point reduction in our average cost of funds and an increase in prepayment penalty income from $4.5 million to $10.3 million.

“Reflecting the same factors that contributed to the expansion of our margin, our net interest income rose 4.6% over the course of the quarter and 10.4% over the course of the year. Non-interest income rose 7.5% on a linked-quarter basis and was up 18.3% from the year-earlier amount. To a certain extent, the revenue growth we recorded is the result of last year’s acquisitions, which contributed to the growth of our interest-earning assets, and provided the opportunity to increase our third-party product sales.

“We also have been very pleased by our level of loan production, with first quarter originations totaling $1.4 billion, and another $1.0 billion in our pipeline at the present time. Furthermore, the current spread environment has been particularly attractive. In the last three months, the spreads on our multi-family and commercial real estate loans averaged 302 basis points above the average five-year CMT.

“Although the magnitude of our net loan growth was limited by repayments and the securitization and sale of loans acquired in last year’s Synergy transaction, the balance of loans outstanding increased for the third consecutive quarter, as competition for product continued to ease. Absent the $97 million of Synergy loans that were securitized or sold, our loan portfolio grew at an annualized rate of 5% in the first quarter, and we expect to see continued portfolio growth in the quarters ahead.

“In addition, while the quality of our assets has long been a hallmark of our performance, we were especially pleased by the quality conveyed by our quarter-end results. At March 31, 2008, the balances of non-performing assets and loans declined both year-over-year and linked-quarter, to $22.2 million and $21.9 million, respectively. The year-over-year reductions were especially substantial, with non-performing assets and loans declining by 13% and 11%.

“Reflecting our asset quality, our revenue growth, and the continued efficiency of our operations, our GAAP earnings rose to $0.22 per diluted share from $0.21 in the trailing-quarter, and our cash earnings held steady at $0.25 per diluted share.”

$0.25 Per Share Dividend to be Paid on May 16, 2008

“In view of the strength of our earnings and our solid tangible capital position, the Board of Directors last night declared a quarterly cash dividend of $0.25 per share. The dividend will be payable on May 16, 2008 to shareholders of record at the close of business on May 7th. We are confident in our ability to generate a solid performance in the midst of the current credit cycle, and in our ability to maintain the dividend at the current amount,” Mr. Ficalora said.

Balance Sheet Summary

At March 31, 2008, the Company recorded total assets of $30.9 billion, a $330.3 million increase from the balance recorded at December 31, 2007.

Loans

Loans represented $20.5 billion, or 66.4%, of total assets at the close of the current first quarter, and were up $146.9 million from the year-end 2007 amount. While first quarter originations totaled $1.4 billion, the growth of the loan portfolio was largely tempered by repayments and by the securitization and sale of certain loans acquired in the acquisition of Synergy Financial Group, Inc. (“Synergy”) in October of last year. The Company securitized $71.3 million of the one- to four-family loans it had acquired in the transaction, and also sold $25.9 million of Synergy’s auto loans. The securitized loans were added to the Company’s securities portfolio.

Multi-family loans accounted for $707.6 million, or 51.8%, of loans produced in the current first quarter, as compared to $749.8 million, or 51.3%, of loans produced in the trailing three months. Reflecting originations and the offsetting impact of repayments, the multi-family loan portfolio rose $130.1 million from the balance recorded at December 31, 2007 to $14.2 billion, representing 69.2% of total loans, at March 31, 2008. The average multi-family loan had a principal balance of $3.5 million at the end of the quarter. The multi-family loan portfolio had an average loan-to-value ratio (“LTV”) of 63.1% and an expected weighted average life of 3.5 years at quarter-end.

Commercial real estate loans totaled $3.9 billion at the close of the current first quarter, an $82.7 million increase from the year-end 2007 balance after first quarter originations of $189.1 million. The commercial real estate loan portfolio had an average LTV of 56.0% and an expected weighted average life of 3.3 years at March 31, 2008. The average commercial real estate loan had a principal balance of $2.1 million at that date.

Construction loans represented $1.2 billion, or 5.8%, of total loans at the close of the current first quarter, and were up $58.0 million from the balance recorded at December 31, 2007.

Largely reflecting the securitization of loans acquired in the Synergy transaction, one- to four-family loans declined by $81.3 million, or 21.3%, to $299.5 million at the close of the current first quarter. One- to four-family loans thus represented 1.5% of total loans outstanding at March 31, 2008.

Other loans totaled $921.8 million at the first quarter-end, a $42.6 million reduction from the balance at December 31, 2007. Commercial and industrial (“C&I”) loans represented $711.6 million of the first quarter-end total, and were up $6.5 million from the year-end amount.

At the present time, the Company’s pipeline amounts to approximately $1 billion, including approximately $528 million of multi-family loans and $357 million of commercial real estate loans.

Asset Quality

The Company’s asset quality continued to be solid in the current first quarter, with the balance of non-performing assets declining $660,000 on a linked-quarter basis and $3.3 million year-over-year to $22.2 million at March 31, 2008. The latter amount represented 0.07% of total assets, consistent with the measure recorded at the end of December, and a two-basis point improvement from the measure recorded at March 31, 2007.

Non-performing loans totaled $21.9 million at the close of the current first quarter, and were down $279,000 and $2.7 million from the balances recorded at December 31 and March 31, 2007, respectively. Non-performing loans represented 0.11% of total loans at both March 31, 2008 and December 31, 2007; at March 31, 2007, the ratio of non-performing loans to total loans was 0.13%. In addition, other real estate owned declined to $277,000 from $658,000 and $899,000, respectively, at the earlier dates.

Reflecting first quarter charge-offs of $396,000, the allowance for loan losses declined to $92.4 million at March 31, 2008 from $92.8 million at December 31, 2007, and represented 0.45% of total loans and 421.66% of non-performing loans. No provisions for loan losses were recorded in the quarter, in view of the adequacy of the loan loss allowance and the continuing quality of the Company’s loan portfolio.

Securities

Notwithstanding the securitization of one- to four-family loans that were acquired in the Synergy transaction, the securities portfolio declined $29.3 million from the balance at December 31, 2007 to $5.7 billion at March 31, 2008. Securities represented 18.5% of total assets at the close of the current first quarter, as compared to 18.8% at year-end.

Available-for-sale securities represented $1.3 billion, or 22.0%, of total securities at the close of the current first quarter, a $124.1 million reduction from the balance at December 31, 2007. During this time, the net unrealized loss on available-for-sale securities rose to $19.4 million from $7.6 million, reflecting the change in market conditions over the three-month period. Held-to-maturity securities, meanwhile, rose $94.8 million to $4.5 billion, primarily reflecting the aforementioned addition of the securitized loans.

Funding Sources

In addition to the cash flows generated through loan and securities repayments, the Company’s funding primarily stems from deposits and borrowed funds. Depending on the availability and attractiveness of alternative funding sources, the Company has typically refrained from pricing its retail deposits at the higher end of the market in order to contain its funding costs. Much of the Company’s deposit growth has stemmed from acquisitions, with wholesale funding sources being used from time to time to enhance its liquidity.

At March 31, 2008, deposits totaled $13.5 billion, signifying a $361.6 million increase from the year-end 2007 amount. The increase was primarily due to a $385.6 million increase in NOW and money market accounts to $2.8 billion, largely reflecting the Company’s use of attractively-priced wholesale sweep deposits. The balance of deposits at March 31st also reflects a $16.2 million rise in certificates of deposit (“CDs”) to $6.9 billion, which was offset by modest declines in savings and non-interest-bearing accounts.

Borrowed funds totaled $12.8 billion at March 31, 2008, representing a three-month reduction of $75.4 million. The bulk of the reduction was due to a $67.1 million decline in the balance of wholesale borrowings to $12.1 billion, together with an $8.1 million reduction, to $229.1 million, in other borrowings. The latter reduction was largely due to the repurchase of certain REIT-preferred securities, which resulted in a gain of $926,000 (the “gain on debt repurchase”) in the first quarter of 2008.

Stockholders’ Equity

The Company recorded total stockholders’ equity of $4.2 billion at the close of the current first quarter, down $24.1 million from the balance recorded at the end of last year. The March 31, 2008 amount was equivalent to 13.45% of total assets and a book value of $12.83 per share. The December 31, 2007 amount was equivalent to 13.68% of total assets and a book value of $12.95 per share. The calculation of book value per share was based on 324,061,691 shares at the close of the current first quarter and on 322,834,839 shares at the end of last year.

Tangible stockholders’ equity totaled $1.6 billion at the close of the current first quarter, a modest $17.6 million reduction from the balance recorded at year-end. Excluding after-tax net unrealized losses on securities of $26.4 million and $14.8 million, respectively, at March 31, 2008 and December 31, 2007, adjusted tangible stockholders’ equity represented 5.78% and 5.88% of adjusted tangible assets at the corresponding dates. Including the respective mark-to-market adjustments, tangible stockholders’ equity represented 5.70% of tangible assets at the close of the current first quarter, as compared to 5.83% of tangible assets at the end of last year. (3)

In addition to the increase in mark-to-market adjustments on securities, the reduction in tangible stockholders’ equity and the related measures reflects the Company’s adoption of the Financial Accounting Standards Board’s EITF Issue No. 06-4 on January 1, 2008. In accordance with EITF Issue No. 06-4, the Company recorded a charge to retained earnings of $12.7 million for the split-dollar post-retirement benefit related to its investment in bank-owned life insurance (“BOLI”).

The Company’s subsidiary banks also reported solid levels of capital at the close of the current first quarter, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At March 31, 2008, New York Community Bank had a leverage capital ratio of 7.47% and New York Commercial Bank had a leverage capital ratio of 10.19%.

Earnings Summary for the Three Months Ended March 31, 2008

The Company generated GAAP earnings of $72.4 million in the current first quarter, representing a $5.0 million, or 7.4%, increase from the trailing-quarter level and a $7.6 million, or 11.7%, increase from the year-earlier amount. Included in the first quarter 2008 amount were two gains that were recorded in non-interest income: the aforementioned gain on debt repurchase in the amount of $926,000, and a $1.6 million gain stemming from Visa Inc.’s initial public offering, included in “other income.” On an after-tax basis, the gains were equivalent to $2.2 million, combined.

The Company’s fourth quarter 2007 GAAP earnings were reduced by two non-cash charges that were recorded in operating expenses: a pre-tax charge of $2.2 million for the allocation of Employee Stock Ownership Plan (“ESOP”) shares in connection with the acquisitions of PennFed Financial Services, Inc. (“PennFed”) and Synergy (the “merger-related charge”) in 2007; and a pre-tax charge of $1.0 million relating to the Company’s membership interest in Visa U.S.A. (the “Visa litigation charge”). On an after-tax basis, the respective charges equaled $2.1 million and $650,000. The combined impact of the aforementioned non-cash charges was largely offset by a tax benefit of $2.6 million that stemmed from certain tax audit developments with various tax jurisdictions (the “benefit of tax audit developments”).

Net Interest Income

The Company recorded net interest income of $161.5 million in the current first quarter, up $7.1 million on a linked-quarter basis and $15.3 million year-over-year. The linked-quarter rise was the result of a $3.2 million increase in interest income to $402.3 million coupled with a $3.8 million reduction in interest expense to $240.9 million. The year-over-year rise stemmed from a $32.9 million increase in interest income, which more than offset a $17.7 million increase in interest expense.

Linked-quarter Comparison

While the linked-quarter rise in net interest income was attributable to a variety of factors, primary among them was a $5.8 million increase in prepayment penalty income to $10.3 million in the first quarter of 2008. Prepayment penalty income added 21 basis points to the average yield on loans and 16 basis points to the average yield on interest-earning assets in the current first quarter; in addition, prepayment penalty income added 15 basis points to the Company’s net interest margin for the three months ended March 31, 2008. In the fourth quarter of 2007, by comparison, prepayment penalty income added nine and seven basis points, respectively, to the average yields on loans and assets, and seven basis points to the Company’s net interest margin.

The increase in net interest income also reflects the growth of the Company’s interest-earning assets over the course of the quarter, together with a reduction in its cost of funds. The average balance of interest-earning assets rose $244.3 million to $26.7 billion, while the average yield on such assets held steady at 6.04%. Loans accounted for $20.2 billion of the first quarter 2008 average balance and were up $477.9 million linked-quarter, while the average yield on such assets rose seven basis points to 6.19%. The benefit of these increases was somewhat offset by a $335.3 million reduction in the average balance of securities to $6.1 billion during the quarter, together with a 12-basis point reduction in the average yield to 5.68%. In addition, while the average balance of money market investments rose $101.6 million to $293.2 million during the quarter, the average yield on these assets declined 223 basis points to 3.23%, reflecting the marked decline in short-term interest rates over the three-month period.

While the average yield on interest-earning assets remained constant over the course of the quarter, the Company’s average cost of funds declined by eight basis points to 3.85% during this time. The linked-quarter reduction was primarily due to a 20-basis point drop in the average cost of interest-bearing deposits, which more than offset the impact of a $104.2 million increase in the average balance of such funding, as well as the impact of a four-basis point rise in the average cost of borrowed funds. The lower cost of deposits largely reflects the FOMC’s reduction of the fed funds rate by 200 basis points over the course of the quarter to its current level of 2.25%.

Reflecting the same factors that contributed to the linked-quarter growth of its net interest income, the Company’s net interest margin rose five basis points to 2.41% and its interest rate spread rose eight basis points to 2.19% in the first quarter of 2008.

Year-over-Year Comparison

The year-over-year rise in net interest income reflects a combination of factors, including the growth of the Company’s interest-earning assets through organic loan production and its 2007 business combinations, together with an increase in the average yield on such assets and a reduction in its average cost of funds. The average balance of interest-earning assets rose $1.8 billion year-over-year, reflecting growth in loans, securities, and money market investments, while the average yield on interest-earning assets rose eight basis points. During this time, the average cost of deposits declined 31 basis points, contributing to a four-basis point reduction in the average cost of funds.

The year-over-year growth in net interest income was paralleled by the expansion of the Company’s spread and margin, which rose 12 basis points and nine basis points, respectively, in the current first quarter from the measures recorded in the first quarter of the prior year.

While the linked-quarter increase in net interest income was largely attributable to an increase in prepayment penalty income, the level of such income declined by $3.4 million year-over-year. Prepayment penalty income added 29 and 22 basis points, respectively, to the average yields on loans and assets in the first quarter of 2007, and 22 basis points to its net interest margin.

Prepayment penalty income may fluctuate significantly from quarter to quarter, depending on various factors, including the perceived direction of market interest rates, the volume of multi-family and commercial real estate loans refinancing, and the volume of multi-family and commercial real estate properties being sold during that time.

Non-interest Income

Non-interest income totaled $28.5 million in the current first quarter, as compared to $26.5 million and $24.1 million in the trailing and year-earlier three months. Included in the first quarter 2008 amount were the aforementioned $926,000 gain on the repurchase of certain REIT-preferred securities and the aforementioned $1.6 million gain that stemmed from the mandatory redemption of shares received in connection with Visa Inc.’s initial public offering. Of the $1.6 million, which was recorded in first quarter 2008 “other income,” $500,000 served to reverse a portion of the $1.0 million Visa litigation charge that was recorded in operating expenses in the fourth quarter of last year.

Fee income contributed $10.6 million to total non-interest income in the current first quarter, representing a $462,000 reduction from the trailing-quarter level and an $831,000 increase from the year-earlier amount. BOLI added $6.7 million to the current first quarter total, and was $33,000 shy of the trailing-quarter level but up $663,000 year-over-year. The year-over-year increases in fee and BOLI income were respectively driven by the expansion of the branch network in 2007 and by the BOLI acquired in the Company’s transactions with PennFed and Synergy. Reflecting the Visa-related gain, other income totaled $10.2 million in the current first quarter, and was up $1.6 million on a linked-quarter basis and $2.0 million year-over-year. In addition to the Visa-related gain, the year-over-year increase in other income reflects an increase in revenues from the sale of third-party investment products and the revenues generated by Peter B. Cannell & Co., Inc., a New York Community Bank subsidiary.

Non-interest Expense

The Company recorded non-interest expense of $84.9 million in the current first quarter, including operating expenses of $78.8 million, as compared to $87.9 million, including operating expenses of $81.8 million, in the trailing three months. Included in the fourth quarter 2007 amounts were two non-cash charges, as previously mentioned: a pre-tax merger-related charge of $2.2 million, recorded in compensation and benefits expense, and a pre-tax Visa litigation charge of $1.0 million, recorded in general and administrative (“G&A”) expense. In the first quarter of 2007, non-interest expense totaled $74.3 million, including operating expenses of $69.3 million.

Compensation and benefits expense totaled $43.1 million in the current first quarter, and was up $1.6 million and $5.9 million, respectively, from the trailing-quarter and year-earlier amounts. The linked-quarter rise was primarily due to normal salary increases and grants of long-term performance-based stock awards. The year-over-year increase largely reflects the acquisition-related expansion of the Company’s staff.

Occupancy and equipment expense totaled $17.7 million in the current first quarter, reflecting a linked-quarter decrease of $1.5 million and a $2.6 million increase year-over-year. The year-over-year increase reflects the acquisition-driven expansion of the branch network from 160 branches at March 31, 2007 to 217 at March 31, 2008. G&A expense declined $3.1 million on a linked-quarter basis, and was up $1.0 million year-over-year. While the level of G&A expense recorded in the fourth quarter of last year was increased by the Visa litigation charge, as previously mentioned, the linked-quarter reduction also reflects a decline in professional fees and advertising costs in the first quarter of 2008.

The amortization of core deposit intangibles (“CDI”) totaled $6.0 million in the current first quarter, as compared to $6.1 million and $5.0 million, respectively, in the trailing and year-earlier three months. The year-over-year increase reflects the CDI that were added in the Company’s business combinations in 2007, all of which are being amortized on an accelerated basis over a period of ten years.

Income Tax Expense

In the first quarter of 2008, the Company recorded income tax expense of $32.8 million, as compared to $25.6 million and $31.1 million, respectively, in the trailing and year-earlier three months. In the fourth quarter of 2007, the Company’s income tax expense was reduced by the aforementioned benefit of tax audit developments, which lowered the effective tax rate in that quarter to 27.54%.

The year-over-year increase in income tax expense was the net effect of a $9.2 million increase in pre-tax income to $105.1 million, and a reduction in the effective tax rate to 31.14% from 32.43%.

Company Profile

New York Community Bancorp, Inc. is the $30.9 billion holding company for New York Community Bank and New York Commercial Bank, and a leading producer of multi-family loans for portfolio in New York City. With 179 offices serving customers in New York City, Long Island, and Westchester County in New York, and Essex, Hudson, Mercer, Middlesex, Monmouth, Ocean, and Union counties in New Jersey, New York Community Bank is the fourth largest thrift depository in the market it serves. Reflecting the growth of the franchise through a series of acquisitions, the Community Bank currently operates through six local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, Synergy Bank, and Garden State Community Bank. New York Commercial Bank currently has 38 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 19 branches of Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Conference Call

As previously announced, the Company will host a conference call on April 23, 2008 at 9:30 a.m. (ET) to discuss its first quarter 2008 performance and its business model. The conference call may be accessed by dialing 877-856-1962 (for domestic calls) or 719-325-4747 (for international calls) and providing the following access code: 3208744. A replay of the conference call will be available approximately two hours following completion of the call through midnight on May 2nd, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company’s web site, www.myNYCB.com, clicking on “Investor Relations,” and following the prompts. The webcast will be archived through 5:00 p.m. on May 23, 2008.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties, and other future cash flows, or the market value of our assets; changes in deposit flows and wholesale borrowing facilities; changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in our credit ratings; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize the related cost savings within the expected timeframes; potential exposure to unknown or contingent liabilities of companies we target for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, including the section entitled “Risk Factors,” and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, on file with the U.S. Securities and Exchange Commission (the “SEC”).

In addition, it should be noted that the Company routinely evaluates opportunities to expand through acquisition and frequently conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur. Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets
Cash and cash equivalents	$552,251	$335,743
Securities available for sale:
Mortgage-related	941,646	973,324
Other	315,501	407,932
Total available-for-sale securities	1,257,147	1,381,256
Securities held to maturity:
Mortgage-related	2,568,363	2,479,483
Other	1,889,092	1,883,162
Total held-to-maturity securities	4,457,455	4,362,645
Total securities	5,714,602	5,743,901
Mortgage loans:
Multi-family	14,185,523	14,055,438
Commercial real estate	3,908,653	3,825,926
Construction	1,194,656	1,136,652
1-4 family	299,499	380,779
Total mortgage loans	19,588,331	19,398,795
Other loans	921,806	964,453
Total loans	20,510,137	20,363,248
Less: Allowance for loan losses	(92,398)	(92,794)
Loans, net	20,417,739	20,270,454
Federal Home Loan Bank of New York stock, at cost	420,189	423,069
Premises and equipment, net	212,316	214,906
Goodwill	2,436,933	2,437,404
Core deposit intangibles, net	105,091	111,123
Other assets	1,050,960	1,043,222
Total assets	$30,910,081	$30,579,822

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$2,842,394	$2,456,756
Savings accounts	2,498,959	2,514,189
Certificates of deposit	6,929,229	6,913,036
Non-interest-bearing accounts	1,248,334	1,273,352
Total deposits	13,518,916	13,157,333
Official checks outstanding	17,116	18,749
Borrowed funds:
Wholesale borrowings	12,126,530	12,193,610
Junior subordinated debentures	484,621	484,843
Other borrowings	229,091	237,219
Total borrowed funds	12,840,242	12,915,672
Mortgagors’ escrow	152,208	78,468
Other liabilities	223,426	227,287
Total liabilities	26,751,908	26,397,509
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 324,952,866 and 323,812,639 shares issued and outstanding)	3,250	3,238
Paid-in capital in excess of par	3,823,162	3,815,831
Retained earnings (partially restricted)	370,453	390,757
Less: Unallocated common stock held by ESOP	(2,813)	(3,085)
Common stock held by SERP	(3,113)	(3,113)
Accumulated other comprehensive loss, net of tax	(32,766)	(21,315)
Total stockholders’ equity	4,158,173	4,182,313
Total liabilities and stockholders’ equity	$30,910,081	$30,579,822

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Interest Income:
Mortgage and other loans	$312,988	$302,747	$298,467
Securities	86,974	93,726	70,688
Money market investments	2,362	2,638	246
Total interest income	402,324	399,111	369,401

Interest Expense:
NOW and money market accounts	14,168	17,131	23,902
Savings accounts	5,979	7,382	5,701
Certificates of deposit	76,574	78,613	70,228
Borrowed funds	144,118	141,544	123,349
Mortgagors’ escrow	26	33	33
Total interest expense	240,865	244,703	223,213
Net interest income	161,459	154,408	146,188
Provision for loan losses	--	--	--
Net interest income after provision for loan losses	161,459	154,408	146,188

Non-interest Income:
Fee income	10,584	11,046	9,753
Bank-owned life insurance	6,745	6,778	6,082
Gain on debt repurchase	926	--	--
Other	10,242	8,674	8,246
Total non-interest income	28,497	26,498	24,081

Non-interest Expense:
Operating expenses:
Compensation and benefits	43,066	41,489	37,203
Occupancy and equipment	17,710	19,210	15,103
General and administrative	18,042	21,136	17,039
Total operating expenses	78,818	81,835	69,345
Amortization of core deposit intangibles	6,032	6,078	5,002
Total non-interest expense	84,850	87,913	74,347
Income before income taxes	105,106	92,993	95,922
Income tax expense	32,735	25,613	31,103
Net Income	$72,371	$67,380	$64,819

Basic earnings per share	$0.22	$0.21	$0.22
Diluted earnings per share	$0.22	$0.21	$0.22

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND OPERATING EARNINGS
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business.  Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company’s financial results.

For the three months ended March 31, 2008, the Company calculated its operating earnings by subtracting from non-interest income a gain relating to the Company’s membership interest in Visa Inc. and a gain incurred in connection with the partial repurchase of certain REIT-preferred securities.  For the three months ended December 31, 2007, the Company calculated its operating earnings by subtracting from non-interest expense a non-cash charge relating to the Company’s membership interest in Visa Inc. and a non-cash charge for the allocation of ESOP shares in connection with the Company’s merger transactions in 2007; and by excluding a benefit to income tax expense in connection with certain tax audit developments.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and operating earnings for the three months ended March 31, 2008 and December 31, 2007 follow. For the three months ended March 31, 2007, the Company’s GAAP and operating earnings were the same.

	For the
	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share data)	2008	2007	2007
GAAP Earnings	$72,371	$67,380	$64,819
Adjustments to GAAP earnings:
Visa-related (gain) charge	(1,647)	1,000	--
Gain on debt repurchase	(926)	--	--
Merger-related charge	--	2,245	--
Benefit of tax audit developments	--	(2,634)	--
Income tax effect on adjustments	371	(476)	--
Operating earnings	$70,169	$67,515	$64,819

Diluted GAAP Earnings per Share	$0.22	$0.21	$0.22
Adjustments to diluted GAAP earnings per share:
Visa-related (gain) charge	--	--	--
Gain on debt repurchase	--	--	--
Merger-related charge	--	0.01	--
Benefit of tax audit developments	--	(0.01)	--
Diluted operating earnings per share	$0.22	$0.21	$0.22

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND CASH EARNINGS
(unaudited)

While cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that this measure is important because of its contribution to tangible stockholders’ equity. (Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity later in this release.) The Company calculates cash earnings by adding back to GAAP earnings certain items that have been charged against net income but added back to tangible stockholders’ equity. Unlike other expenses incurred by the Company, such capital items represent contributions to, not reductions of, tangible stockholders’ equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its financial performance and to compare its performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company's GAAP and cash earnings for the three months ended March 31, 2008, December 31, 2007, and March 31, 2007 follow.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share data)	2008	2007	2007
GAAP Earnings	$72,371	$67,380	$64,819
Additional contributions to tangible stockholders’ equity:
Amortization and appreciation of shares held in stock-related benefit plans(1)	3,138	5,143	1,598
Associated tax benefits	277	216	(1,376)
Dividends on unallocated ESOP shares	244	366	365
Amortization of core deposit intangibles	6,032	6,078	5,002
Visa-related (gain) charge	(325)	650	--
Total additional contributions to tangible stockholders’ equity	9,366	12,453	5,589
Cash earnings	$81,737	$79,833	$70,408

Diluted GAAP Earnings per Share	$0.22	$0.21	$0.22
Additional contributions to diluted cash earnings per share:
Amortization and appreciation of shares held in stock-related benefit plans(1)	0.01	0.02	0.01
Associated tax benefits	--	--	(0.01)
Dividends on unallocated ESOP shares	--	--	--
Amortization of core deposit intangibles	0.02	0.02	0.02
Visa-related (gain) charge	--	--	--
Total additional contributions to diluted cash earnings per share	0.03	0.04	0.02
Diluted cash earnings per share	$0.25	$0.25	$0.24

(1) The amount for the three months ended December 31, 2007 includes a non-cash pre-tax merger-related charge of $2.2 million.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF STOCKHOLDERS’ EQUITY AND TANGIBLE STOCKHOLDERS’ EQUITY,
TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP measures in its analysis of the Company’s performance. The Company believes that these non-GAAP measures are an important indication of its ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, its ability to pay dividends and to engage in various capital management strategies.

The Company calculates tangible stockholders’ equity by subtracting from stockholders’ equity the sum of its goodwill and core deposit intangibles (“CDI”) and calculates tangible assets by subtracting the same sum from its total assets. To calculate its ratio of tangible stockholders’ equity to tangible assets, the Company divides its tangible stockholders’ equity by its tangible assets, both of which include after-tax net unrealized losses on securities. The Company also calculates its ratio of tangible stockholders’ equity to tangible assets excluding the after-tax net unrealized losses on securities, as such losses are impacted by changes in market interest rates and therefore tend to change from day to day. This ratio is referred to as the ratio of “adjusted tangible stockholders’ equity to adjusted tangible assets.” The Company calculates tangible book value per share by dividing its tangible stockholders’ equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders’ equity, the Company adds the amortization of CDI, net of tax, back to net income and divides the adjusted net income by its average tangible assets and average tangible stockholders’ equity, respectively. Average tangible stockholders’ equity is calculated by subtracting average goodwill and average CDI from average stockholders’ equity.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names. Reconciliations of the Company’s stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended March 31, 2008, December 31, 2007, and March 31, 2007 follow.

	At or for the
	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
(in thousands)
Total Stockholders’ Equity	$4,158,173	$ 4,182,313	$ 3,711,606
Less: Goodwill	(2,436,933)	(2,437,404)	(2,144,642)
Core deposit intangibles	(105,091)	(111,123)	(101,379)
Tangible stockholders’ equity	$1,616,149	$ 1,633,786	$ 1,465,585

Total Assets	$30,910,081	$30,579,822	$27,977,914
Less: Goodwill	(2,436,933)	(2,437,404)	(2,144,642)
Core deposit intangibles	(105,091)	(111,123)	(101,379)
Tangible assets	$28,368,057	$28,031,295	$25,731,893

Tangible Stockholders’ Equity	$1,616,149	$1,633,786	$1,465,585
Add back: After-tax net unrealized losses on securities	26,388	14,836	43,854
Adjusted tangible stockholders’ equity	$1,642,537	$1,648,622	$1,509,439

Tangible Assets	$28,368,057	$28,031,295	$25,731,893
Add back: After-tax net unrealized losses on securities	26,388	14,836	43,854
Adjusted tangible assets	$28,394,445	$28,046,131	$25,775,747

Average Stockholders’ Equity	$4,107,436	$ 4,182,944	$ 3,605,550
Less: Average goodwill	(2,437,301)	(2,437,732)	(2,146,913)
Average core deposit intangibles	(109,046)	(115,078)	(104,651)
Average tangible stockholders’ equity	$1,561,089	$ 1,630,134	$ 1,353,986

Average Assets	$30,660,666	$30,407,154	$28,234,808
Less: Average goodwill	(2,437,301)	(2,437,732)	(2,146,913)
Average core deposit intangibles	(109,046)	(115,078)	(104,651)
Average tangible assets	$28,114,319	$27,854,344	$25,983,244

Net Income	$72,371	$67,380	$64,819
Add back: Amortization of core deposit intangibles, net of tax	3,660	3,678	3,010
Adjusted net income	$76,031	$71,058	$67,829

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
March 31, 2008	December 31, 2007
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$20,244,263	$312,988	6.19%	$19,766,367	$302,747	6.12%
Securities	6,125,558	86,974	5.68	6,460,817	93,726	5.80
Money market investments	293,229	2,362	3.23	191,583	2,638	5.46
Total interest-earning assets	26,663,050	402,324	6.04	26,418,767	399,111	6.04
Non-interest-earning assets	3,997,616	3,988,387
Total assets	$30,660,666	$30,407,154
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$2,616,675	$14,168	2.17%	$2,569,245	$17,131	2.65%
Savings accounts	2,485,517	5,979	0.96	2,562,258	7,382	1.14
Certificates of deposit	6,970,738	76,574	4.41	6,826,417	78,613	4.57
Mortgagors’ escrow	122,922	26	0.08	133,691	33	0.10
Total interest-bearing deposits	12,195,852	96,747	3.18	12,091,611	103,159	3.38
Borrowed funds	12,869,126	144,118	4.49	12,637,183	141,544	4.45
Total interest-bearing liabilities	25,064,978	240,865	3.85	24,728,794	244,703	3.93
Non-interest-bearing deposits	1,226,621	1,251,657
Other liabilities	261,631	243,759
Total liabilities	26,553,230	26,224,210
Stockholders’ equity	4,107,436	4,182,944
Total liabilities and stockholders’ equity	$30,660,666	$30,407,154
Net interest income / interest rate spread	$161,459	2.19%	$154,408	2.11%
Net interest-earning assets / net interest margin	$1,598,072	2.41%	$1,689,973	2.36%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.07	x

Core deposits	$6,328,813	$20,147	1.28%	$6,383,160	$24,513	1.52%

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended March 31,
2008	2007
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$20,244,263	$312,988	6.19%	$19,492,078	$298,467	6.14%
Securities	6,125,558	86,974	5.68	5,308,608	70,688	5.33
Money market investments	293,229	2,362	3.23	20,341	246	4.90
Total interest-earning assets	26,663,050	402,324	6.04	24,821,027	369,401	5.96
Non-interest-earning assets	3,997,616	3,413,781
Total assets	$30,660,666	$28,234,808
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$2,616,675	$14,168	2.17%	$2,942,119	$23,902	3.29%
Savings accounts	2,485,517	5,979	0.96	2,403,504	5,701	0.96
Certificates of deposit	6,970,738	76,574	4.41	6,127,205	70,228	4.65
Mortgagors’ escrow	122,922	26	0.08	120,250	33	0.11
Total interest-bearing deposits	12,195,852	96,747	3.18	11,593,078	99,864	3.49
Borrowed funds	12,869,126	144,118	4.49	11,670,369	123,349	4.28
Total interest-bearing liabilities	25,064,978	240,865	3.85	23,263,447	223,213	3.89
Non-interest-bearing deposits	1,226,621	1,096,095
Other liabilities	261,631	269,716
Total liabilities	26,553,230	24,629,258
Stockholders’ equity	4,107,436	3,605,550
Total liabilities and stockholders’ equity	$30,660,666	$28,234,808
Net interest income / interest rate spread	$161,459	2.19%	$146,188	2.07%
Net interest-earning assets / net interest margin	$1,598,072	2.41%	$1,557,580	2.32%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.07	x

Core deposits	$6,328,813	$20,147	1.28%	$6,441,718	$29,603	1.86%

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
GAAP EARNINGS DATA:
Net income	$72,371	$67,380	$64,819
Basic earnings per share	0.22	0.21	0.22
Diluted earnings per share	0.22	0.21	0.22
Return on average assets	0.94%	0.89%	0.92%
Return on average tangible assets(1)	1.08	1.02	1.04
Return on average stockholders’ equity	7.05	6.44	7.19
Return on average tangible stockholders’ equity(1)	19.48	17.44	20.04
Efficiency ratio(2)	41.49	45.24	40.73
Operating expenses to average assets	1.03	1.08	0.98
Interest rate spread	2.19	2.11	2.07
Net interest margin	2.41	2.36	2.32
Shares used for basic EPS computation	322,719,037	321,556,331	293,323,631
Shares used for diluted EPS computation	323,988,429	323,311,364	294,704,316

OPERATING EARNINGS DATA: (3)
Operating earnings	$70,169	$67,515	$64,819
Basic operating earnings per share	0.22	0.21	0.22
Diluted operating earnings per share	0.22	0.21	0.22
Return on average assets	0.92%	0.89%	0.92%
Return on average tangible assets(1)	1.05	1.02	1.04
Return on average stockholders’ equity	6.83	6.46	7.19
Return on average tangible stockholders’ equity(1)	18.92	17.47	20.04
Operating efficiency ratio(2)	42.06	43.44	40.73

CASH EARNINGS DATA: (4)
Cash earnings	$81,737	$79,833	$70,408
Basic cash earnings per share	0.25	0.25	0.24
Diluted cash earnings per share	0.25	0.25	0.24
Cash return on average assets	1.07%	1.05%	1.00%
Cash return on average tangible assets(1)	1.16	1.15	1.08
Cash return on average stockholders’ equity	7.96	7.63	7.81
Cash return on average tangible stockholders’ equity(1)	20.94	19.59	20.80
Cash efficiency ratio(2)	39.95	41.84	39.79
(1)	Please see the reconciliations of stockholders' equity and tangible stockholders' equity earlier in this release.
(2)

The Company calculates its GAAP, operating, and cash efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings and of GAAP and cash earnings earlier in this release.

(3)	Please see the reconciliations of GAAP and operating earnings earlier in this release.
(4)	Please see the reconciliations of GAAP and cash earnings earlier in this release.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	At March 31,	At December 31,	At March 31,
	2008	2007	2007
BALANCE SHEET DATA:
Book value per share	$12.83	$12.95	$12.58
Tangible book value per share(1)	4.99	5.06	4.97
Stockholders’ equity to total assets	13.45%	13.68%	13.27%
Tangible stockholders’ equity to tangible assets(1)	5.70	5.83	5.70
Tangible stockholders’ equity to tangible assets excluding after-tax net unrealized losses on securities(1)	5.78	5.88	5.86
Shares used for book value and tangible book value per share computations(1)	324,061,691	322,834,839	295,015,198
Total shares issued and outstanding	324,952,866	323,812,639	296,385,458

ASSET QUALITY RATIOS:
Non-performing loans to total loans	0.11%	0.11%	0.13%
Non-performing assets to total assets	0.07	0.07	0.09
Allowance for loan losses to non-performing loans	421.66	418.14	346.62
Allowance for loan losses to total loans	0.45	0.46	0.44
(1)	Please see the reconciliations of stockholders' equity and tangible stockholders' equity earlier in this release.

Footnotes to the Text

(1)	Please see the reconciliations of the Company's GAAP and cash earnings earlier in this release.
(2)	Please see the reconciliations of the Company's GAAP and operating earnings earlier in this release.
(3)	Please see the reconciliations of the Company's stockholders' equity and tangible stockholders' equity and the related measures earlier in this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President &
Director, Investor Relations